Exhibit 99.11

Land Use Right Mortgage Agreement

English Translation for Reference Purpose Only

Land Use Right Mortgage Agreement

YANGDI (2002) YAZI NO.095

Parties:

Mortgager (Party A): Yangzhou New Oriental Education & Technology Co., Ltd

Mortgagee (Party B): Yangzhou Branch, Bank of Communication

In order to strengthen the management of the registration of land use right mortgage, to standardize mortgage registration and to protect both Parties’ interests, pursuant to Urban Real Estate Administration Law, Guaranty Law and Interim Regulation on Sale and Transfer of Urban State-owned Land Use Right, Party A mortgages its land use right to Party B as the security for the loan. With the principles of equality, free will, mutual benefit, fairness and honesty, both Parties agree as follows:

ARTICLE 1:

This piece of land is situated at the west side of Yangjiang Road, Wantou Town, Guangling District, Yangzhou City with the file No.3-114-47. Its area is [*]m2, for the education land use purpose, with Land Use Right Certificate no. YANGGUOYONG (2002D) ZI NO.224. The land use right is to state-owned (collectivity-owned) land use right, acquired by way of remises. The status of use right is that Party A solely owns the use right over this piece of land.

ARTICLE 2:

Party A hereby mortgages the [*]m2-land use right. Said land reaches Yangjiang Road (east), Sixiang Road North (south), Tianzhuang Village Zhuangtai (west), Lianhe Village Zhuangtai (north), as described in the EXHIBT plan attached to the land use certificate.

ARTICLE 3 Scope of Mortgage:

1.	Principal of the loan and its interest;

2.	expenses occurred in relation to the disposing of the mortgaged property;

3.	other relevant taxes and fees.

ARTICLE 4:

This piece of land hereby mortgaged has been appraised by Jiangsu Sudi Real Estate Consulting and Evaluation Co., Ltd. Yangzhou Branch on June 26, 2002 and its total appraisal value is RMB [*] at RMB [*] per square meter. The appraisal has been confirmed by Yangzhou State Land Administrative Bureau. Both Parties confirm that the mortgage amount is RMB [*], and the mortgage loan-to-value ratio is [*]%.

Exhibit 99.11

Land Use Right Mortgage Agreement

English Translation for Reference Purpose Only

ARTICLE 5:

The term of said mortgage is 4 years which is from October 10, 2002 to October 10, 2006.

ARTICLE 6:

During the term of said mortgage, Party A will use said piece of land and be responsible for maintaining its current condition. Party B shall have the right to inspect Party A’s management of said mortgaged land use right and Party A shall not refuse such an inspection.

ARTICLE 7:

During the term of said mortgage, Party A shall not transfer, lease or re-mortgage said land use right, change the nature of usage of said land, nor deconstruct or alter the buildings on the said land, without prior written consent by Party B, without informing the transferee of the fact about said mortgage, or without official approval in compliance with law.

ARTICLE 8:

In the event that the state construction or other governmental activities cause the devaluation of the mortgaged land use right which becomes insufficient as the security for the loan, Party B shall have the right to require Party A to provide additional security or to increase security.

ARTICLE 9:

During the term of said mortgage, if there is a change on the contracting Parties, upon Party B’s written consent, all the rights and obligations stipulated hereto shall be enjoyed and taken by the successor of the original contracting Party. Parties in relation to said mortgage shall jointly go through formality of the alteration registration with the state land administration authority. If there are any changes on the provisions hereof, the Parties shall enter into a new contract and register such changes of the mortgage.

ARTICLE 10:

Within 15 days after the execution of this Contract, both Parties shall bring relevant materials to go through the formality of registering the mortgage of the land use right with the state land administration authority and to obtain the Certificate of Other Types of the Land Right.

Exhibit 99.11

Land Use Right Mortgage Agreement

English Translation for Reference Purpose Only

ARTICLE 11:

Any dispute arising out of the performance of this Contract shall be resolved by the negotiations between both Parties. If such dispute fails to be resolved by negotiation, either Party may refer such dispute to an arbitral institution for arbitration or directly bring the dispute to the People’s Court.

ARTICLE 12:

Within 15 days after the expiry, termination or rescission of this Contract, Parties relating to the mortgage shall bring the Land Use Certificate, the Certificate of Other Types of the Land Right and other relevant materials to go through the formality of deregistering with the state land administration authority, otherwise the state land administration authority will directly deregister said mortgage. In the event of extending the mortgage term, both Parties shall go through the formality of registering the extension of mortgage term with the state land administration authority, taking the agreement along with them.

ARTICLE 13:

After the expiry of the mortgage term, if Party A fails to repay the loan secured by the mortgage, Party B may apply to the state land administration authority to dispose the mortgaged land use right. When disposing of the mortgaged land use right, on top of going through the formalities in accordance with the regulations and paying relevant taxes and fees, the proceeds shall be used to reimburse the debts according to the sequence of the registration time of each mortgage of land use right. If such proceeds from the disposal of the mortgaged land use right do not suffice to reimburse the loan and its interest and other relevant fees owed to Party B, Party B shall have the right to claim the amount payable yet paid.

ARTICLE 14:

Other matters provided by both Parties: N/A

ARTICLE 15:

All the matters not covered by this Contract shall be provided by both Parties by entering into supplementary agreements in the form of Annexes to this Contract as set forth in full herein. Such supplementary agreements shall be effective upon the execution by both Parties and the registration with the state land administration authority and have the same legal effect as this Contract.

Exhibit 99.11

Land Use Right Mortgage Agreement

English Translation for Reference Purpose Only

ARTICLE 16:

This Contract, its supplementary agreements and Annexes are executed in 3 copies, each of which shall be held by each Party and the state land administration authority.

Party A: Yangzhou New Oriental Education & Technology Co., Ltd (seal)

Legal Representative (signature or seal): /s/ (signature)

Legal Address: No.58 Nantong West Road, Yangzhou

Authorized Representative (signature or seal): /s/ (signature)

Party B: Yangzhou Branch, Bank of Communication (seal)

Legal representative (signature or seal): /s/ (seal) Li Xianming

Legal Address:

Authorized Representative (signature or seal): /s/ (signature)

29 September, 2002